Consulting Agreement

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of  January 1, 2004 (the “Agreement Date”), by and between SPEEDEMISSIONS, INC., a Georgia Corporation (the “Company”), and V2R, LLC, a Florida Limited Liability Corporation (the “Consultant”).

RECITALS

WHEREAS, the Company is in the business of owning and operating assets used in connection with the emission testing of automobile, sport utility vehicle, vans and light trucks and other related services and activities; and

WHEREAS, the Company and the Consultant desire to enter into a consulting arrangement whereby the Consultant will be retained by the Company to perform certain services for the Company upon the terms and conditions set forth below; and

WHEREAS, certain confidential, proprietary and trade secret information of the Company, including but not limited to, the “Confidential Information” as defined in Section 5.1 of this Agreement, may be disclosed to the Consultant in connection with his performance of the consulting services; and

WHEREAS, the Company is willing to enter into this Agreement only if the Consultant consents to the nondisclosure, confidentiality, and other obligations set forth in Section 5 and 6 of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing promises, the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the parties hereby agree as follows:

1.   DUTIES OF THE CONSULTANT

1.1   Services. For the term specified in this Agreement, the Consultant will provide services to the Company at a minimum of 8 hours per week and will serve in a strategic advisory capacity, providing counsel on organizational matters, management, financial and strategic marketing, mergers & acquisitions and strategic alliances and/or partnerships. However, in rendering the Services, the Consultant is not assuming any responsibility for the Company’s underlying business decision to pursue any particular business strategy or transaction.

1.2   Staffing. The Consultant will make available to the Company the Services of its principal (Bahram Yusefzadeh) as specified in paragraph

1.3   Reliance. It is understood that the Consultant, in the course of providing the Services hereunder, will be using and relying upon publicly available information and information made available to it by the Company.

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2.    COMPENSATION

2.1   Retainer. The Company will pay to the Consultant a retainer of $8,333.34 per month in advance for the availability of its principals, effective January 1, 2004 , and continuing for 30 consecutive months.

2.2   Warrants. The Company shall issue to the Consultant Warrants to purchase 100,000 shares of its common stock exercisable at $0.25 per share which will be exercisable based upon the achievement of certain milestones or events as set forth on Exhibit B effective January 1, 2004. The Company represents that these Warrants have no current value. The Warrant will be in the form reasonably satisfactory to both parties, will have a net exercise provision and piggyback registration rights. The form of the Warrant is attached as Exhibit C.

2.3   Success Fee.

2.3.1      The Consultant shall also be entitled to a cash bonus (“Success Fee”) on any, M&A transactions, strategic alliances and/or partnerships arranged by the Consultant. during the term of this Agreement or any renewal thereof. The Consultant shall be entitled to the Success Fee if the Company completes M&Atransaction, strategic alliance and/or partnership with any source or entity that was introduced to the Company by the Consultant within one year of Termination of this Agreement.

2.3.2       The Success Fee for all M&A Transactions will be calculated based on the Lehman Formula: defined as 5% of the first million dollars of the transaction, 4% for the second million dollars, 3% for the third million dollaars, 2% for the fourth million dollars and 1% for each million dollars thereof of the Gross Valueof said transaction.. “Gross Value” shall mean fair market value of the sum of cash, marketable securities and assumed liabilities.

2.3.3       The Success Fee is due within three (3) business days of closing of the transaction

2.3.4       The Success Fee for strategic alliance and/or partnership arrangements will be based on the previously defined Lehman Formula applied to gross revenues generated by the company over a period of 36 months following alliance or partnership agreement. The Success Fee is due at the end of each quarter following implementation of each alliance or partnership.

3.   EXPENSES. The Company will also reimburse the Consultant for all normal, customary and reasonable out-of-pocket expenses paid or incurred by the Consultant in the performance of the Consultant’s duties hereunder. All expenses shall be incurred in accordance with all applicable Company policies, whether presently existing or as implemented or modified, and the Consultant shall submit all receipts and other documentation required by such policies. The Consultant shall obtain CEO’s advance authorization on all expenses in excess of $500.00.

4.   INDEPENDENT CONTRACTOR STATUS. It is expressly understood and agreed that the Consultant is and shall be an independent contractor and no employee of the Consultant shall be considered an employee of the Company with respect to the Services contemplated by this Agreement. As an independent contractor, neither the Consultant nor any of its employees shall be entitled to participate in any pension, profit sharing, health or similar or other benefits, if any, provided by the Company. Further, the Consultant shall pay any and all payroll or income taxes of any nature whatsoever, imposed upon the fees paid to the Consultant under this Agreement. The Consultant shall have no authority to bind the Company to any contract, agreement or arrangement.

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5.   CONFIDENTIALITY

5.1   Confidential Information. “Confidential Information” means information or data of the Company concerning its business, financial statements, sales and marketing plans, customers, products, proposed products, plans, ideas, drawings, designs, concepts, inventions, discoveries, improvements, patent applications, know-how, trade secrets, prototypes, processes, techniques and other proprietary information, but does not include information that: (a) is already lawfully in the possession of the Consultant through independent means at the time of disclosure thereof; (b) is or later becomes part of the public domain through no fault of the Consultant; (c) is lawfully received by the Consultant from a third party having no obligations of confidentiality to the Company; or (d) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

5.2   Acceptance and Use of Confidential Information. Except as expressly authorized in writing by this Agreement, during the term of this Agreement and for twenty four (24) months thereafter, (a) the Consultant will disclose the Confidential Information only to its employees who need to know it and who must be bound by similar confidentiality agreements and will not disclose the Confidential Information to any unauthorized persons or entities or use it for its own benefit or the benefit of any third party; and (b) the Consultant will use all reasonable care, but in no event less care than the Consultant takes to protect its own confidential information of similar importance, to protect the Confidential Information of the Company from unauthorized use, disclosure and publication. The Consultant further agrees that it (a) shall use the Confidential Information only for, and in the course of providing services for the Company pursuant to the terms of this Agreement, and (b) shall, immediately upon the earlier of the termination of this Agreement or the request of the Company, deliver to the Company any and all originals and all copies of the Confidential Information. Any and all material that is a trade secret will be protected for the maximum period allowable by law.

6.   INVENTIONS

6.1   Definition. “Inventions” as used in this Section 6, means any inventions, discoveries, improvements, drawings, designs, concepts, patent applications, know-how, trade secrets, prototypes, techniques, processes, software codes and documentation (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Consultant makes, authors, or conceives (either alone or with others) and that concern or are related to the Company’s business or the Company’s present or demonstrably anticipated future product development concepts and result from any work the Consultant performs for the Company. It does not include the Consultant’s business practices, models, contacts or other standard procedures utilized by the Consultant in the exercise of its duties hereunder.

6.2   Activities. The Consultant agrees that all Inventions made by the Consultant or any of its employees during the term of this Agreement will be the Company’s sole and exclusive property, and to the extent applicable, shall be deemed to be “works for hire” under the copyright laws of the United States. The Consultant will, with respect to any Invention:

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(a)   promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);

(b)        to the extent exclusive title and/or ownership rights may not originally vest in the Company, assign ( and the Consultant does hereby assign, transfer and convey) to the Company all of the Consultant’s rights, title and interest to any Inventions, any applications the Consultant makes for patents or copyrights in any country, and any patents or copyrights granted to the Consultant in any country; and

(c)       acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s reasonable opinion to preserve property rights in any Inventions against forfeiture, abandonment or loss and to obtain and maintain patents and/or copyrights on any Inventions and to vest the entire right and title to any Inventions in the Company.

The requirements of this Section 6.2 do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Consultant’s own time, and (1) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated product development concepts, or (2) which does not result from any work the Consultant performed for the Company.

7.   EQUITABLE REMEDIES AND ENFORCEMENT. The Consultant agrees and acknowledges that breach by the Consultant of its obligations under Section 5 and 6 of this Agreement shall cause irreparable injury to the Company and shall entitle the Company to the entry of any temporary or permanent injunctive relief, or any other equitable remedy as may be necessary in the circumstances. The pursuit or securing of any such injunctive relief shall not prohibit or limit the Company’s right to seek or obtain any other remedy provided under this Agreement or by law.

8.   TERM AND TERMINATIONS

8.1       Term. The term of this Agreement will commence as of the (“Agreement Date”) and will continue for a term of(30) thirty months from the Agreement Date, unless earlier terminated as provided in Section 8.2. The Agreement will automatically renew for consecutive twelve (12) month periods until terminated.

8.2       Method of Termination. This Agreement may be terminated as follows:

(a)        This Agreement may be terminated at any time by the mutual agreement of the Company and the Consultant;

(b)       The Company may terminate this Agreement (a) upon sixty (60) days written notice to the Consultant in the event of any material breach of this Agreement by the Consultant, which remains uncured after such sixty-day period, or (b) at any time upon ninety (90) days written notice. In the event the Company terminates this Agreement without cause during the thirty (30) month term, all unvested Warrants shall become fully vested; provided, however, that if the Company terminates this Agreement for cause (material breach) defined as the failure of the Consultant to perform any of its required duties as per Exhibit A, and (i) such failure continues for 30 days after notice by the Company, or (ii) the same failure has occurred in the past 12 months at least three (3) times, all properly unvested Warrants shall be cancelled; further, if said Agreement is terminated without cause during the initial thirty (30) month term all remaining retainer fees become due and payable; or

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(c)       The Consultant may terminate this Agreement (a) upon sixty (60) days written notice to the Company in the event of any material breach of this Agreement by the Company, which remains uncured after such sixty (60) days or (b) at any time upon ninety (90) days written notice. In the event that the Consultant terminates this Agreement without cause at any time, all unvested Warrants shall be cancelled and the Company shall have no further retainer obligations.

(d)       as defined.

8.3       Effect of Termination. The effect of the termination of this Agreement shall be as follows:

(a)       Except as expressly provided in this Agreement, termination of this Agreement shall not relieve or release either party from its obligations to make any payments which it may owe the other party under the terms of this Agreement, or from any other liability which either party may have to the other party arising out of this Agreement or the breach of this Agreement, and

(b)       In the event of termination, the Consultant shall furnish the Company with reasonably detailed information as to the status of all efforts pertaining to the Services called for under this Agreement.

8.4       Survival of Provisions. The provisions of Section 5 (Confidentiality), Section 6 (Inventions) and any other section of this Agreement directly or indirectly addressing or relating to post-termination remedies, Section 7 (Equitable Remedies and Enforcement), Section 8 (Term and Termination), Section 9 (Indemnification), Section 10 (Disputes) and Section 11 (Miscellaneous Provisions) shall survive the expiration or any earlier termination of this Agreement, unless otherwise indicated.

9.   1.1   INDEMNIFICATION.  In connection with the Consultant’s activities undertaken hereunder on the Company’s behalf, the Company agrees to indemnify and hold harmless the Consultant and its affiliates, partners, directors, officers, agents, employees and each other person, if any, controlling the Consultant or its affiliates (individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”), to the full extent lawful from and against any losses, claims, damages, or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of such engagement or the Consultant’s role or services in connection herewith, and will reimburse the Indemnified Parties for all costs and expenses (including counsel fees) as they are incurred by such Indemnified party in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the Consultant is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages, costs or expenses to the extent that they are finally judicially determined to have resulted from an Indemnified Party’s gross negligence or willful misconduct. The foregoing Agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution.

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1.2   In connection with the Company’s activities undertaken hereunder with the Consultant, the Consultant agrees to indemnify and hold harmless the Company and its affiliates, partners, directors, officers, agents, employees, investment bankers, advisors and each other person , if any, controlling the Company of its affiliates (individually, an “Indemnified Party,” and collectively, the “Indemnified Party), to the full extent lawful from and against any losses, claims, damages, or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of such engagement or the Company’s role or activities in connection herewith, and will reimburse the Indemnified Parties for all costs and expenses (including counsel fees) as they are incurred by such Indemnified party in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the Company is a party. The Consultant will not however, be responsible for any claims, liabilities, losses, damages, costs or expenses to the extent that they are finally judicially determined to have resulted from as Indemnified Party’s gross negligence or willful misconduct. The foregoing Agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise, including, fut not limited to, any right to contribution. The Consultants total liability is not to exceed total fees received from the Company during the service period.

10.       DISPUTES. The parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner through negotiation or mediation including at least one meeting involving the principal executive officers of the Company and the Consultant. To the extent this mediation process does not resolve the conflict, any dispute or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability, or breach thereof, including any dispute over whether a provision of this Agreement has been breached, shall be subject to jurisdiction of the United States Federal District court for the Middle District of Florida, and jurisdiction is hereby conferred upon such court. Each party agrees to and consents to submit to the exclusive jurisdiction, venue and process of said court for all actions, suits or proceedings arising out of this Agreement.

11.        MISCELLANEOUS PROVISIONS

11.1     Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party will be in writing and delivered personally, including by any recognized national courier service, or sent by facsimile transmission, or registered or certified mail, return receipt requested.

If to the Company:                   If to the Consultant:

Rich Parlontieri                                      V2R, LLC
Speedemissions                      2180 West State Road 434
1029 Peachtree Parkway, North            Suite 6184
Suite 310                                         Longwood, FL 32779
Peachtree City, GA 30269

Either party hereto may designate any other address for notices given to it hereunder, by written notice to the other party given at least ten (10) days prior to the effective date of such change, in accordance with this Section 11.1. Notices delivered by hand will be deemed delivered on the date so delivered. Notices sent by mail will be deemed received on the date of receipt indicated by the return verification provided by the U.S. Postal Service. Notices sent by facsimile or telex will be deemed received the day on which sent, and will be conclusively presumed to have been received in the event that the sender’s copy of the facsimile transmission contains the answerback of the other party’s facsimile.

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11.2        Nonwaivers of Rights. No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be effective unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right hereunder.

11.3   Validity of Provisions: Severability. If any provision of this Agreement is, or becomes, or is deemed, invalid, illegal, or unenforceable in any jurisdiction; (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be amended without materially altering the intention of the parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remainder of this Agreement will remain in full force and effect.

11.4       Governing Law. This Agreement will be governed by the laws of State of Florida, as to validity, construction and performance without reference to principals of conflicts of laws.

11.5        Assignments. Neither this Agreement nor any right or obligation arising hereunder may be assigned by any party hereto, in whole or in part, without prior written consent of each other party hereto, which may be withheld in the absolute discretion of such party. Any attempted assignment in violation of the terms hereof will be null and void and of no force or effect.

11.6        Entire Agreement: Amendments. This Agreement and the exhibits hereto constitute the entire agreement among the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering, amending or supplementing the terms hereof may be made except by means of a written document signed by the parties hereto.

11.7        Counterparts. This Agreement may be executed in any number of counterparts each copy of which shall for all purposes be deemed an original.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the day and year first written above.

___/s/ Bahram Yusefzadeh__________________           __/s/ Rich Parlontieri____________________
Bahram Yusefzadeh                           Rich Parlontieri
Managing Director & Founder                                   President/CEO

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EXHIBIT A

SERVICES TO BE PERFORMED BY CONSULTANT

1.   Reviewing and assisting, from time to time upon request of the Company, with the drafting and amending of business plans to be presented to (i) potential underwriters in a public stock offering and (ii) other potential sources of equity and debt financing for the Company, including private equity funds. 2. Reviewing and assisting, from time to time upon request of the Company, with the preparation and amending of materials used in connection with activities outlined in paragraph (1) above.
3. Reviewing and assisting, from time to time upon request of the Company, with the preparation and amending of financial models for the business plan and for the operations of the Company.

Reviewing and assisting, from time to time upon request of the Company, with the preparation and amending of a comprehensive marketing plan for the Company.

5.    Assist in the development of the presentation materials for any “Road Show” presentations.

6.         Work with the Company in the development of a list of target companies for possible merger, acquisition, strategic alliance or partnership for the vertical integration of the Company.

7.     Research and develop “profile information” on all M&A targeted companies as it relates to the Targeted company being public or privately held, their product line or services, revenue, income and all other relative information for evaluation of the proposed transaction. This applies to Strategic alliances and/or partnerships as well.
8.    After a list of targeted companies is approved by the Company, Consultant will make contact and arrange the preliminary meeting with potential candidate companies.

9.     Provide advice, counsel and assistance from time to time with the Company’s development of other strategic opportunities such as franchising , global expansion etc.

10.   Assisting with the development of an Advisory Board, indentifying candidates for the Advisory Board and meeting with the Board at the Company’s request.

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Exhibit B

1.   50,000 shares vest on January 1, 2005

2.   50,000 shares vest on January 1, 2006

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